Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 23, 2015

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 21, 2015 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following four Class 1 directors were elected to serve for three year terms and until their successors are elected and qualified:  Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy.  These four Class 1 directors will serve until the April 2018 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Mark L. Dalton, Thomas E. Freeman, Rudolph J. van der Hiel, Randall E. Black, R. Lowell Coolidge and Rinaldo A. DePaola.

Additionally, shareholders voted (1) to ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2015, and (2) to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company’s 2014 financial performance.  Financial highlights included a five year history on the efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, cash dividends paid, five-year stock price history as of December 31, 2014, and total return performance.  The Company’s performance was strong compared to peer institutions.

Mr. Black spoke about (1) the growth of the Company over the last ten years, (2) total shareholder return compared to the SNL U.S. Bank and Thrift Index, (3) industry recognition, (4) service and product offerings, (5) employee recognition, (6) customer service, (7) new branch opening, and (8) expectations for 2015.